UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Cara Therapeutics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

140755109

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 140755109	Schedule 13G	Page 2 of 12

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ascent Biomedical Ventures I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 963,896
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 963,896
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 963,896
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒ (1)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12		TYPE OF REPORTING PERSON (See Instructions) PN

(1) See footnote to Item 4 herein.

CUSIP No. 140755109	Schedule 13G	Page 3 of 12

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ascent Biomedical Ventures I Annex, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 131,169
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 131,169
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,169
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒ (2)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12		TYPE OF REPORTING PERSON (See Instructions) PN

(2) See footnote to Item 4 herein.

CUSIP No. 140755109	Schedule 13G	Page 4 of 12

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ascent Biomedical Ventures I NY, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 604,428
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 604,428
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 604,428
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒ (3)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12		TYPE OF REPORTING PERSON (See Instructions) PN

(3) See footnote to Item 4 herein.

CUSIP No. 140755109	Schedule 13G	Page 5 of 12

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ABV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 1,699,493 (4)
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 1,699,493 (4)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,699,493 (4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒ (5)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5%
12		TYPE OF REPORTING PERSON (See Instructions) OO

(4) Comprised of shares of common stock held by Ascent Biomedical Ventures I, L.P., Ascent Biomedical Ventures I Annex, L.P. and Ascent Biomedical Ventures I NY, L.P, of which ABV, LLC is the general partner.

(5) See footnote to Item 4 herein.

CUSIP No. 140755109	Schedule 13G	Page 6 of 12

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Geoffrey W. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 1,699,493 (6)
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 1,699,493 (6)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,699,493 (6)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒ (7)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5%
12		TYPE OF REPORTING PERSON (See Instructions) IN

(6) Comprised of shares of common stock held by Ascent Biomedical Ventures I, L.P., Ascent Biomedical Ventures I Annex, L.P. and Ascent Biomedical Ventures I NY, L.P.

(7) See footnote to Item 4 herein.

CUSIP No. 140755109	Schedule 13G	Page 7 of 12

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Steve Hochberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER Not applicable
	6	SHARED VOTING POWER 1,699,493 (8)
	7	SOLE DISPOSITIVE POWER Not applicable
	8	SHARED DISPOSITIVE POWER 1,699,493 (8)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,699,493 (8)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒ (9)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5%
12		TYPE OF REPORTING PERSON (See Instructions) IN

(8) Comprised of shares of common stock held by Ascent Biomedical Ventures I, L.P., Ascent Biomedical Ventures I Annex, L.P. and Ascent Biomedical Ventures I NY, L.P.

(9) See footnote to Item 4 herein.

CUSIP No. 140755109	Page 8 of 12

Item 1.

(a)	Name of Issuer:

Cara Therapeutics, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1 Parrott Drive, Shelton, Connecticut 06484

Item 2.

(a)	Name of Person Filing:

(i)	Ascent Biomedical Ventures I, L.P. (“Ascent”)

(ii)	Ascent Biomedical Ventures I Annex, L.P. (“Ascent Annex”)

(iii)	Ascent Biomedical Ventures I NY, L.P. (“Ascent NY”)

(iv)	ABV, LLC (“ABV”)

(v)	Geoffrey W. Smith (“Geoffrey Smith”)

(vi)	Steve Hochberg (“Steve Hochberg” and together with Ascent, Ascent Annex, Ascent NY, ABV, and Geoffrey Smith, the “Reporting Persons”)

(b)	Address of Principal Business Office or, if none, Residence:

(i)	142 West 57th Street, 4A, New York, NY 10019

(ii)	142 West 57th Street, 4A, New York, NY 10019

(iii)	142 West 57th Street, 4A, New York, NY 10019

(iv)	142 West 57th Street, 4A, New York, NY 10019

(v)	142 West 57th Street, 4A, New York, NY 10019

(vi)	142 West 57th Street, 4A, New York, NY 10019

(c)	Citizenship:

(i)	Delaware limited liability partnership

(ii)	Delaware limited liability partnership

(iii)	Delaware limited liability partnership

(iv)	Delaware limited liability company

(v)	United States Citizen

(vi)	United States Citizen

CUSIP No. 140755109	Page 9 of 12

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

140755109

Item 3.

Not applicable.

Item 4.  Ownership.

(a)	Amount Beneficially Owned**:

The responses of the Reporting Persons to Rows (9) through (10) of the cover pages of this Statement are incorporated herein by reference.

(b)	Percent of Class**:

The responses of the Reporting Persons to Row (11) of the cover pages of this Statement are incorporated herein by reference.

(c)	Number of shares as to which the person has**:

The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Statement are incorporated herein by reference.

ABV is the general partner of Ascent, Ascent Annex and Ascent NY. The directors of ABV are Geoffrey Smith and Steve Hochberg.

**See footnotes on cover pages which are incorporated by reference herein.  The shares reported herein do not include an aggregate of 473,588 shares of common stock of the Issuer held by the individuals and entities listed on Exhibit B hereto, which individuals and entities are not reporting persons hereunder but may be deemed to constitute a group for purposes of Section 13(d)(3) under the Exchange Act of 1934, with the Reporting Persons.  The Reporting Persons disclaim beneficial ownership over the shares held by the individuals and entities listed on Exhibit B hereunder and disclaim the existence of a group with such individuals and entities.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

CUSIP No. 140755109	Page 10 of 12

Item 8.  Identification and Classification of Member of the Group.

See Exhibit B.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

Material to be Filed as Exhibits.

Exhibit A: Joint Filing Agreement

Exhibit B: Item 8 Statement

CUSIP No. 140755109	Page 11 of 12

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2015

ASCENT BIOMEDICAL VENTURES I, L.P.

By:	ABV, LLC
its general partner

/s/ Steve Hochberg
Signature

Director
Name/Title

ASCENT BIOMEDICAL VENTURES I ANNEX, L.P.

By:	ABV, LLC
its general partner1

/s/ Steve Hochberg
Signature

Director
Name/Title

ASCENT BIOMEDICAL VENTURES I NY, L.P.

By:	ABV, LLC
its general partner1

/s/ Steve Hochberg
Signature

Director
Name/Title

ABV, LLC

/s/ Steve Hochberg
Signature

Director
Name/Title

CUSIP No. 140755109	Page 12 of 12

GEOFFREY W. SMITH1

/s/ Geoffrey W. Smith
Signature

STEVE HOCHBERG1

/s/ Steve Hochberg
Signature